UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2010

CONTINENTAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Oklahoma	001-32886	73-0767549
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

302 N. Independence, Suite 1500 Enid, Oklahoma	73701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (580) 233-8955

Not Applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 30, 2010, Continental Resources, Inc., an Oklahoma corporation (“Continental”), entered into a Seventh Amended and Restated Credit Agreement (the “Restated Credit Agreement”) with Union Bank, N.A. and the other lenders party thereto. The Restated Credit Agreement amended and restated Continental’s previous credit agreement to, among other things:

•	increase maximum size of the credit facility to $2.5 billion from $750 million;

•

maintain aggregate commitments under the credit facility at $750 million, which may be increased at Continental’s option from time to time (provided there exists no default) up to the lesser of (a) $2.5 billion or (b) the borrowing base then in effect;

•	increase the borrowing base from $1.0 billion to $1.3 billion, subject to semi-annual redetermination;

•	modify the applicable margin for Eurodollar and reference rate advances; and

•	extend the maturity of the credit facility from April 12, 2011 to July 1, 2015.

Borrowings under the Restated Credit Agreement are secured by an interest in at least 85% (by value) of all of Continental’s proven reserves and associated oil and gas properties. Borrowings under the Restated Credit Agreement are subject to varying rates of interest based on (1) the total outstanding borrowings in relation to the borrowing base and (2) whether the loan is a Eurodollar advance, a reference rate advance or a swing line advance. Eurodollar advances bear interest at the Eurodollar rate for the applicable period plus the applicable margin indicated in the following table and reference rate advances bear interest at the adjusted reference rate (which is the greatest of the reference rate announced by Union Bank, N.A., the Federal funds rate plus one half of 1% and the daily one-month LIBOR plus 1%) plus the applicable margin indicated in the following table. Swing line advances bear interest at the adjusted reference rate (calculated as described above) plus the applicable margin for reference rate advances indicated in the following table. The following table also sets forth the annual commitment fee percentage payable by Continental on unused availability under the credit facility.

Utilization Level		Applicable Margin for Eurodollar Rate Advances	Applicable Margin for Reference Rate Advances	Commitment Fee
Level I	Equal to or greater than 90%	2.75%	1.75%	0.50%
Level II	Less than 90% but equal to or greater than 75%	2.50%	1.50%	0.50%
Level III	Less than 75% but equal to or greater than 50%	2.25%	1.25%	0.50%
Level IV	Less than 50% but equal to or greater than 25%	2.00%	1.00%	0.50%
Level V	Less than 25%	1.75%	0.75%	0.50%

The Restated Credit Agreement contains restrictive covenants that may limit Continental’s ability to, among other things, incur additional indebtedness, sell assets, make loans to others, make investments, enter into mergers, change material contracts, incur liens and engage in certain other transactions without the prior consent of the lenders. The Restated Credit Agreement also requires Continental to maintain certain ratios, including a current ratio of not less than 1.0 to 1.0 (adjusted for available borrowing capacity) and a ratio of total funded debt to EBITDAX of no greater than 3.75 to 1.0. The Restated Credit Agreement also contains customary events of default.

This Current Report on Form 8-K contains only a summary of the Restated Credit Agreement. The summary does not purport to be a complete summary of the Restated Credit Agreement and is qualified in its entirety by reference to the Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain lenders under the Restated Credit Agreement, and their affiliates or predecessors, have in the past performed, and may in the future from time to time perform, investment banking, advisory, general financial and commercial services for Continental and its subsidiaries for which they have in the past received, and may in the future receive, customary fees and reimbursement of expenses.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	Seventh Amended and Restated Credit Agreement, dated June 30, 2010, among Continental Resources, Inc., as borrower, Union Bank, N.A. as administrative agent, as issuing lender and as swing line lender, and the other lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTINENTAL RESOURCES, INC.

Date: July 7, 2010	By:	/s/ John D. Hart
John D. Hart
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
10.1	Seventh Amended and Restated Credit Agreement, dated June 30, 2010, among Continental Resources, Inc., as borrower, Union Bank, N.A. as administrative agent, as issuing lender and as swing line lender, and the other lenders party thereto.